Exhibit 99.1

LHC Group Enters into Joint Venture in the CON State of Alabama

Company Also Announces Closing of Northwest Healthcare Alliance, Inc. Acquisition

LAFAYETTE, La.--(BUSINESS WIRE)--January 5, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a joint venture with Southeast Alabama Medical Center (SAMC) to provide home nursing services, effective December 31, 2008. This joint venture includes two home nursing agencies in Dothan and Eufaula, in the Certificate of Need (CON) state of Alabama.

SAMC is a not-for-profit community health facility dedicated to improving the health and quality of life of residents in southeast Alabama, southwest Georgia and the Florida Panhandle. Led by volunteer board made up of community leaders, SAMC operates as a 370-bed regional referral center, serving approximately 600,000 people throughout its neighboring communities and counties. SAMC offers a full range of healthcare services through its main campus in Dothan and is supported by a medical staff of more than 250 physicians representing virtually every medical specialty. In addition, SAMC boasts more than 2,400 highly qualified employees providing the latest diagnostic, clinical, surgical and patient care services available in the tri-states area.

The primary service area of this joint venture spans 16 counties in Alabama and has an estimated population of 700,000, with almost 14 percent over the age of 65. The combined net revenue for the Dothan and Eufaula agencies during the most recent 12 months was approximately $1.4 million. This joint venture is not expected to add materially to LHC Group’s earnings in 2009.

“We are excited about this partnering opportunity with LHC Group. Our program has served the community faithfully and successfully for many years. LHC Group has a strong track record for taking existing hospital-based home health programs and making them even better. We look forward to working with LHC Group to take our home health program to even greater heights,” says Ron Owen, chief executive officer of SAMC.

Keith G. Myers, chief executive officer of LHC Group, added, “We are proud to be partnering with a provider with such an outstanding reputation and tradition of excellence as Southeast Alabama Medical Center. We look forward to working with the hospital to further expand services and to demonstrate LHC Group’s commitment to helping people in its communities by providing the highest quality home nursing services available.”

The Company also announced that it has closed on the previously announced acquisition of Northwest Healthcare Alliance, Inc., effective December 31, 2008. Northwest Healthcare Alliance, Inc., which operates under the name Assured Home Health and Hospice, consists of four home nursing locations and five hospice locations located in the CON state of Washington. The service area of this acquisition spans nine counties in Washington and has an estimated total population of 650,000, with almost 15% over the age of 65. Northwest Healthcare Alliance, Inc. had net revenue for the most recent 12 months of approximately $10.2 million. As previously reported, this acquisition is anticipated to add approximately $0.02 to LHC Group’s fully diluted earnings per share in 2009. The impact of this transaction was not included in the 2009 guidance released by LHC Group on December 2, 2008.

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, Vice President of Investor Relations, 337-233-1307
eric.elliott@lhcgroup.com